Exhibit (d)(hh)(2)

AMENDMENT NO. 2 TO THE SUBADVISORY AGREEMENT

This AMENDMENT made effective as of October 1, 2014, to the Subadvisory Agreement made the 1st day of May, 2010, as previously amended on May 1, 2011 (together, the “Agreement”), by and among T. Rowe Price Associates, Inc., a Maryland corporation (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (the “Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Trust”). The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Subadviser, and Trust (together, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2. The following is added to the end of the first paragraph of Section 2, titled Subadviser Duties:

With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Portfolio’s custodian, however, the Subadviser shall review a random sample of foreign exchange transactions for reasonableness and are in the best interest of the Portfolio and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. The Subadviser is authorized to effect cross transactions between a Portfolio and other accounts managed by the Subadviser and its affiliates in accordance with Trust procedures.

3. The first sentence of subsection 2(a) is amended by deleting the period at the end of the sentence and adding the following:

; and (10) the Commodity Exchange Act (“CEA”), to the extent applicable, and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the CFTC and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser).

4. The following is added to the end of subsection 2(e):

Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or

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other documentation relating to a transaction or provides such information beyond the above required timeframes, Subadviser shall be responsible for any direct loss incurred by the Portfolio in compliance with Subadviser’s trade error policy, unless such loss was a direct result of a third party or the custodian’s willful misfeasance, bad faith, or gross negligence in the performance of its duties.

5. Subsection 2(f) is replaced with the following:

Although the Subadviser is not the Trust’s pricing agent, the Subadviser will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time), the value of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to):

i.	promptly notifying the Investment Adviser in the event the value of any holding of the Portfolio does not appear to reflect corporate actions, news, or other significant events; where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary and as a result the Subadviser is reviewing for a potential change in the valuation of such Portfolio holding under the Trust’s valuation policy and procedures as may be amended from time to time, and incorporated herein by reference, used to determine the fair value of portfolio holdings on the same day, prior to 7 PM Eastern Time;

ii.	verifying pricing and providing fair value notifications to the Investment Adviser, in accordance with the Trust’s or the Subadviser’s valuation policy and procedures, on the same day that the fair valuation occurs, prior to 7 PM Eastern Time;

iii.	designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a fair value of portfolio holdings;

iv.	upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

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v.	maintaining adequate records and written backup information with respect to the fair valuation of a holding provided hereunder, and providing such information to the Investment Adviser or the Trust upon request. Such records shall be deemed to be Trust records although the Subadviser is permitted to maintain copies of those records necessary to comply with federal regulatory requirements.

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships. If Subadviser fails to communicate a fair value notification with respect to a security held in the Portfolio managed by Subadviser for which the Subadviser determines the fair valuation that directly results in the Portfolio having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy to be $.01 per share), Subadviser shall be responsible for such resulting loss incurred by the Trust (which loss will not include losses or expenses that are not direct losses to the Trust) as a result of a late reported (or non-reported) fair valuation of a portfolio holding, unless the failure to report is related to an incident beyond the Subadviser’s control. The Investment Adviser agrees to use its best efforts to minimize the loss to the extent it is reasonably able to do so and permissible under applicable rules and regulations.

In the event the Investment Adviser seeks assistance from the Subadviser regarding the fair value of a security that the Subadviser has determined not to fair value in accordance with the Subadviser’s valuation procedures, the Subadviser will provide assistance to the Investment Adviser on a best efforts basis within the timeframe outlined in the Section 2(f) of this Agreement.

6. Subsection 2(i) is replaced with the following:

will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of the Code of Ethics, together with evidence of its adoption. Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Subadviser shall certify to the Investment Adviser that (a) the Subadviser had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code contains procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1 under the 1940 Act, as amended) from violating the Code, and that (c), except as otherwise disclosed, there have been no material violations or material changes of the Code or, if a material violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Investment Adviser or the Trust, the Subadviser shall permit representatives of the Investment Adviser and the Trust to examine the reports and records related to the reported material violations (or provide summaries of such reports and records, with non-public personal identification information

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redacted) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics. Notwithstanding anything herein to the contrary, the Subadviser shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Trust for the purpose of the examination, including title of a person.

7. The last paragraph in subsection 2(m) is replaced with the following:

In the event that the recipient of Confidential Information (the “Recipient”) is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process) other than as required above, in connection with any proceeding, to disclose any of the discloser’s Confidential Information, the Recipient will give the discloser prompt written notice of such request or requirement to allow the discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

8. The first sentence in subsection 2(q) is replaced with the following:

will provide reasonable assistance to the Trust and the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act, including, in the event of any relevant regulatory exams, providing a summary of any material deficiencies, and providing notice of any material changes to business operations that will likely, in the Subadviser’s reasonable determination, adversely affect the services provided by Subadviser under this Agreement, provided that the provision of such notices are permitted under applicable law.

9. Subsection 2(r) is replaced with the following:

will comply with any applicable Trust procedures, including the Trust’s policy on selective disclosure of portfolio holdings of the portfolios of the Trust (the “Selective Disclosure Policy”), as provided in writing to the Subadviser and as may be amended from time to time. As such, the Subadviser agrees not to trade on non-public portfolio holdings information of the portfolios of the Trust in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Subadviser to govern trading of its employees. Compliance with the Selective Disclosure Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the portfolios of the Trust that meet the minimum requirements of the Selective Disclosure Policy. The Subadviser will provide any such agreements to the Investment Adviser or the

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Trust, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Trust, provided however that the Subadviser may provide only those parts of the agreements that relate to ensuring compliance with the Trust’s Selective Disclosure Policy or other Trust procedures. The Subadviser agrees to provide a certification with respect to compliance with Trust procedures as may be reasonably requested by the Trust from time to time.

10. The following is added to the end of subsection 2(v):

The Subadviser will promptly forward to the Investment Adviser any checks or other items received regarding domestic or foreign class action litigations involving the Trust.

11. Subsection 2(x) is replaced with the following

will, on an annual basis, advise the Investment Adviser (i) if the Subadviser acts as sub-adviser to other U.S. registered mutual funds that follows the same investment strategy as a Portfolio and (ii) if so, will provide the Investment Adviser with the fee schedules of those other U.S. registered mutual funds that follow the same investment strategy as the Portfolio.

12. The following is added as new subsection 2(z):

will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide appropriate documentation to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets.

It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. As such, it is not possible for the Subadviser to certify that all of the Portfolio’s transactions that the Subadviser initiates or approves are FATCA compliant, as only the U.S. withholding agent in its sole discretion as pay or will determine whether a payee is FATCA compliant. The Subadviser will cooperate with the Investment Adviser and its tax advisors/custodians to provide any information reasonably requested by the Investment Adviser or its agent in order to aid such parties in determining whether any FATCA withholding is required.

13. The following is added as new subsection 2(aa):

will promptly notify Investment Adviser if Subadviser plans to change its trading strategy with respect to a Portfolio in a way that requires the Investment Adviser

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to register with the CFTC and NFA as a commodity pool operator on behalf of the Portfolios. Subadviser agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Subadviser agrees that it will provide, upon request, reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Subadviser also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.

14. The following is added as new subsection 2(bb):

will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Subadviser will make available to the Trust and the Investment Adviser information regarding the Subadviser’s BCP, including a plan summary as well as the summary results of any recent testing.

15. The following is added as new subsection 2(cc):

in rendering the services required under this Agreement, Subadviser may, consistent with applicable law from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement; provided, however, that any such delegation shall not involve any such person serving as an “investment adviser” to the Trust within the meaning of the 1940 Act, provided that any such delegation shall be subject to Section 2(r) hereunder regarding the Trust’s Selective Disclosure Policy. Subadviser shall remain liable to Investment Adviser for the performance of Subadviser’s obligations hereunder and for the acts and omission of such other person, to the extent provided in Section 13 of this Agreement, and Investment Adviser or the Trust shall not be responsible for any fees that any such person may charge to Subadviser for such services.

16. Section 14, titled Indemnification, is amended to add the following before the words “provided, however” in subsection (a):

, or (iii) are directly based upon the Subadviser’s (or its agent’s or delegate’s) material breach of any provision of this Agreement, including material breach of any confirmation, representation, warranty or undertaking;

and to add the following before the words “provided, however” in subsection (b):

, or (iii) are directly based upon the Investment Adviser’s (or its agent’s or delegate’s) material breach of any provision of this Agreement, including material breach of any confirmation, representation, warranty or undertaking,

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17. Section 18, titled Notices, is replaced with the following:

All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

(a)	if to the Subadviser, to:

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, MD 21202

Attention: David Oestreicher, Chief Legal Counsel

Email: Legal_Subadvised@troweprice.com

(b)	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Fund Advisor General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

(c)	if to the Trust, to:

Pacific Select Fund

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

18. The following is added to the end of subsection 19(a):

The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

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19. The following is added as new subsection 19(f):

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.

20. The following is added as new Section 20, titled Confidentiality:

In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, non-public portfolio holdings of a Portfolio, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except in connection with the obligations set forth in Section 2(r) hereof or as otherwise expressly provided for in this Agreement, or required by law, rule, or regulation and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information (1) if required by law or requested by regulatory authorities having jurisdiction or (2) if made to its affiliates, attorneys, accountants or other professional service providers (subject to the above). This Section 20 shall survive the expiration or earlier termination of this Agreement.

21. The following is added as new Section 21, titled Pay to Play:

The Investment Adviser represents that Shares of the Trust are currently offered as underlying investments of variable insurance products (collectively, “Current Investors”). The Investment Adviser and Subadviser agrees that should the Trust be offered in the future to investors other than the Current Investors, the

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Subadviser may request that the Investment Adviser shall provide, upon request from the Subadviser (subject to Section 21 – Confidentiality), in a manner and with such frequency as is mutually agreed upon by the parties, a list of (i) each “government entity” (as defined by Rule 206(4)-5 under the Advisers Act of 1940, as amended (“Advisers Act”)), invested in the Trust where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Trust (direct or disclosed intermediated accounts); and (ii) each government entity that sponsors or establishes a 529 Plan and has selected the Trust as an option to be offered by such 529 Plan.

22. The following is added as new Section 22, titled Other Regulatory Matters:

The Investment Adviser represents and warrants that (1) it and each Portfolio is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Subadviser reasonable advance notification (in no event less than 30 days) of any decision to (a) alter its operation of any Portfolio for which the Investment Advisers has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Portfolio, to then register and operate as a commodity pool operator on behalf of the Portfolio, or (b) if the investment adviser is registered as a commodity pool operator on behalf of the Portfolio, operate such Portfolio under an exclusion or exemption from registration with the CFTC.

23. Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Fran Pollack-Matz
Name: Fran Pollack-Matz
Title: Vice President

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary

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Exhibit A

PACIFIC SELECT FUNDS

FEE SCHEDULE

Effective:	October 1, 2014

Portfolio:	Short Duration Bond Portfolio

The Investment Adviser will pay to the Subadviser a monthly fee for its services based upon the following:

The annual percentage of the combined* average daily net assets (“Assets”) of the Short Duration Bond Portfolio and the Pacific Life Funds Short Duration Fund multiplied by the average daily net assets for the relevant calendar month according to the following schedule(s):

Rate%	Break Point (assets)
0.225%	On the first $50 million
0.175%	On the next $50 million, up to $100 million

Once Assets exceed $100 million, the above schedule terminates and the following fee schedule applies:

Rate%	Break Point (assets)
0.150%	On all assets, up to $250 million

Once Assets exceed $250 million, the above schedule terminates and the following fee schedule applies:

Rate%	Break Point (assets)
0.125%	On all assets, up to $500 million

Once the assets exceed $500 million, the above schedule terminates and the following fee schedule applies:

Rate%	Break Point (assets)
0.125%	On the first $500 million
0.100%	On the next $500 million, up to $1 billion

Once the assets exceed $1 billion, the above schedule terminates and the following fee schedule applies:

Rate%	Break Point (assets)
0.100%	On all assets

If the Subadviser provides services for less than a whole month, fees shall be prorated for the portion of a month in which the Agreement is effective.

*	Assets are combined only while the Subadviser is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Short Duration Bond Portfolio only.

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Portfolio:	Dividend Growth Portfolio

The Investment Adviser will pay to the Subadviser a monthly fee for its services based upon the following:

The annual percentage of the average daily net assets (“Assets”) of the Dividend Growth Portfolio multiplied by the average daily net assets for the relevant calendar month according to the following schedule(s):

Rate%	Break Point (assets)
0.500%	On the first $50 million
0.450%	On the next $50 million, up to $100 million

Once Assets exceed $100 million, the above schedule terminates and the following fee schedule applies:

Rate%	Break Point (assets)
0.400%	On the first $100 million;
0.375%	On the next $150 million;
0.325%	On the next $750 million;
0.300%	On assets above $1 billion

If the Subadviser provides services for less than a whole month, fees shall be prorated for the portion of a month in which the Agreement is effective.

In recognition of the fact that the Subadviser may have an inherent constraint with respect to the amount of money that Subadviser is able to manage in a particular strategy, Subadviser agrees to consult with Investment Adviser on an annual basis to determine the extent of those constraints and the appropriate investment limitations for the Portfolio.

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